EXHIBIT 5.01

                                                   May 25, 2004


AmeriChip International Inc.
12933 W. 8 Mile Road
Detroit, MI  48325

Ladies and Gentlemen:

         We have acted as counsel to AmeriChip International Inc., a Nevada corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 8,000,000 shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), issuable under the Company's 2003 Non-Qualified Incentive Stock Option Plan (the "Plan").

         In this connection, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

         Based upon the foregoing, it is our opinion that the shares of the Common Stock, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                SCHIFF HARDIN LLP




                                                By:  /s/ Ernest M. Stern
                                                   ------------------------
                                                         Ernest M. Stern